                                                                    Exhibit 12.9

             Coral Reserves 1993 Institutional Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges


                                                                                                              Three months ended
                                                     Years ended December 31,                                     March 31,
                                                     ------------------------                                     ---------
                                   1995           1996           1997           1998           1999         1999             2000
                                   ----           ----           ----           ----           ----         ----             ----
Earnings
--------
Pre-tax Income                   275,148         447,545        472,671       109,026        259,690       30,176           87,471
Add: Interest Expense                  -          14,852         19,631        25,336         31,145        8,922            8,315
                                 -------         -------        -------       -------        -------      -------          -------
                                 275,148         462,397        492,302       134,362        290,835       39,098           95,786



Fixed Charges
-------------
Interest Expense                       -          14,852         19,631        25,336         31,145        8,922            8,315
                                 -------         -------        -------       -------        -------      -------          -------




Ratio of earnings to
  fixed charges                       (1)         31.1:1         25.1:1         5.3:1          9.3:1        4.4:1           11.5:1


(1) Not applicable since CR93-I incurred no interest expense or other fixed charges.